CERTIFICATE OF CORRECTION

TO CORRECT AN ERROR IN

ARTICLES SUPPLEMENTARY CLASSIFYING AUTHORIZED STOCK

OF

T. ROWE PRICE SPECTRUM FUND, INC.

T. Rowe Price Spectrum Fund, Inc., a Maryland corporation (hereinafter, the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Articles Supplementary Classifying Authorized Stock of T. Rowe Price Spectrum Fund, Inc. (the “Articles”) were dated as of and filed of record with the Maryland State Department of Assessments and Taxation on December 7, 2020, and said Articles require correction as permitted by Section 1-207 of the Maryland General Corporation Law.

SECOND: The provisions of Article First of the Articles as previously filed and to be corrected hereby are as follows:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into three new classes of Common Stock to be designated the T. Rowe Price Spectrum Diversified Equity Fund—I Class, T. Rowe Price Spectrum Income Fund—I Class, and T. Rowe Price Spectrum International Equity Fund—Z Class.

THIRD: The provisions of Article Second of the Articles as corrected hereby are as follows:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into three new classes of Common Stock to be designated the T. Rowe Price Spectrum Diversified Equity Fund—I Class, T. Rowe Price Spectrum Income Fund—I Class, and T. Rowe Price Spectrum International Equity Fund—I Class.

FOURTH: The error, inaccuracy or defect in Article First of the Articles previously filed is that the Articles contain a typographical error by naming one of the three new classes of Common Stock the T. Rowe Price Spectrum International Equity Fund—Z Class, rather than naming it the T. Rowe Price Spectrum International Equity Fund—I Class.

IN WITNESS WHEREOF, the undersigned, the Vice President of the Corporation, who signed the Articles Supplementary Classifying Authorized Stock being corrected hereby, has caused the same to be executed in the same manner in which the Articles Supplementary Classifying Authorized Stock being corrected hereby were required to be executed on this 14th day of January, 2021.

WITNESS/ATTEST:		T. ROWE PRICE SPECTRUM FUND, INC.
/s/Shannon Hofher Rauser	By:	/s/Fran Pollack-Matz
Shannon Hofher Rauser, Assistant Secretary		Fran Pollack-Matz, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Spectrum Fund, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Certificate of Correction to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Fran Pollack-Matz

______________________________

Fran Pollack-Matz, Vice President

CAPS\Agreements\Articles of Correction\STBArticles of Correction